Exhibit 10.1

Stephen M. Carter Chief Executive Officer

July 31, 2007

H. Patrick Jack
Superior Essex Inc.
1601 Wall Street
Fort Wayne, IN 46803

Dear Pat:

I am pleased that you have accepted the position of EVP of Superior Essex and President-Essex Asia Pacific headquartered in Atlanta, Georgia effective August 13, 2007.

You will also be responsible for establishing a Global Magnet Wire Council, participating both as a strategic member and as the inaugural Chairman of the Council.  It is anticipated that the Chairman position would rotate to other members of the Council over time as it evolves.

Your participation in the Amended and Restated Executive Bonus Plan for 2007 (2007 Plan) will continue, but will be modified to reflect the change in position, as described in this  letter.    25% of your bonus at target will continue to be based on the Company’s performance against the Adjusted Consolidated EBITDA targets for 2007 established in the 2007 Plan.  Of the remaining 75% of your bonus at target, 7/12ths will be based on Essex Group North America’s performance against the Adjusted Operating Income target set in the 2007 Plan through July 31, 2007, and 5/12ths based on performance objectives to be established for the remainder of the year with respect to the Asia Pacific operations by you and I, subject to any required approval of the Compensation Committee.  Otherwise, your participation, including target bonus, is unchanged.

Finally, the Company will provide moving assistance in connection with your relocation from Ft. Wayne to Atlanta in accordance with the Company’s relocation policy (which is attached); with one exception, at the Company’s option, the Company will either agree to increase the amount of the replacement value protection insurance from the normal $75,000 to $200,000 or reimburse you for such additional coverage.

As we discussed, all other terms and conditions of your Amended and Restated Employment Agreement remain the same.

I look forward to working with you in our Asia Pacific operations.  If this reflects our discussions, please acknowledge your acceptance by signing below.

Sincerely,

Stephen M. Carter,
Chief Executive Officer

cc:	Debbie Baker-Oliver
Barbara Blackford

Acknowledged and agreed this 31st day of July, 2007.

H. Patrick Jack

150 Interstate North Parkway • Atlanta, Georgia 30339-2101
Telephone 770.657.6000 • Fax 770.657.6449